EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:

Sheree Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

JAMES MAZZO NAMED CHAIRMAN OF

ADVANCED MEDICAL OPTICS

Former Chairman, William Grant, Remains Member of Board

(SANTA ANA, CA), May 25, 2006 – The board of directors of Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced that it has named AMO director, president and chief executive officer, James V. Mazzo, 49, to also be chairman of the board.

Mazzo’s appointment follows the decision by the company’s former chairman, William R. Grant, 81, to step down.  Mr. Grant, who had served as the company’s chairman since its spin-off from Allergan, Inc. in June 2002, remains a member of AMO’s board of directors.

“It has been an honor to serve AMO as chairman,” said Mr. Grant. “During the past four years, AMO has proven its dedication to enhancing shareholder value through disciplined execution of a strategy to help the world achieve better vision. Today, the company has a seasoned management team, a strong global organization and leading positions in its industry. I believe this is an ideal time for me to step aside and transition the chairmanship to Jim Mazzo. I am confident in his ability to guide the board and AMO to an even brighter future.”

Mr. Mazzo has served as AMO’s president and chief executive officer since June 2002.  Under his leadership, the company has nearly doubled its annual revenue to approximately $1 billion and improved its earnings power through a series of strategic acquisitions and growth initiatives.

“On behalf of the board of directors, management team and 3,500 employees across the globe, I want to thank Bill Grant for his leadership during these first critical years of our company’s independence,” said Mr. Mazzo.  “His experience, wisdom and professionalism have been invaluable to me and everyone else associated with the AMO organization.”

AMO’s board also announced that the independent directors have named James O. Rollans, 63, to be presiding director.  In addition to other responsibilities, Mr. Rollans will routinely preside over executive sessions and board meetings when the chairman is not present. A former director and executive of Fluor Corporation, Mr. Rollans has served as an AMO director and chairman of its Audit and Finance Committee since June 2002.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the cataract/implant line include intraocular lenses, phacoemulsification systems, viscoelastics, and related products used in cataract and refractive lenticular surgery.  Products in the laser vision correction line include laser systems, wavefront diagnostic systems, microkeratomes and related products used in corneal refractive surgery.  AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront® System, CustomVue™ procedure, Sovereign® and Sovereign ® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd.  AMO is based in Santa Ana, California, and employs approximately 3,600 worldwide.  The company has operations in 24 countries and markets products in approximately 60 countries.  For more information, visit the company's Web site at www.amo-inc.com.

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